151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Kim A. Keck 860-273-1327 keckka@aetna.com

News Release _________________________________________________________

AETNA REPORTS FIRST QUARTER 2010 RESULTS

•	First-quarter 2010 operating earnings per share (1) were $.98; excluding prior-period development (2) operating earnings per share were $.77 compared to the Thomson-First Call mean of $.72
•	Net income per share in the first quarter of 2010 was $1.28 and includes realized capital gains and another item of $.30
•	Commercial medical benefit ratio was 81.1 percent in the first quarter of 2010; excluding prior-period development it was 82.9 percent compared to previous projection of approximately 83.5 percent
•	Medical membership totaled 18.7 million members at March 31, 2010
•	Aetna now projects 2010 operating earnings per share of $2.75 to $2.85 (3)

HARTFORD, Conn., April 29, 2010 ― Aetna (NYSE: AET) today announced first-quarter 2010 operating earnings per share (1) of $.98.  Operating earnings, excluding prior-period development,(2) totaled $337.4 million or $.77 per share, compared to $467.1 million or $1.01 per share in the first quarter of 2009.  Excluding the effect of the prior-period development, operating earnings per share decreased 24 percent from 2009 due to lower Commercial underwriting margins and lower Insured membership partially offset by a lower number of shares outstanding.  Aetna reported favorable prior-period development of $143 million in the first quarter of 2010, compared with $38 million of unfavorable prior-period development in the first quarter of 2009.  Net income, which includes net realized capital gains and litigation-related insurance proceeds, was $562.6 million, or $1.28 per share.

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First Quarter Financial Results at a Glance

	Three Months Ended March 31
(Millions, except per share results)	2010	2009	Change
Revenue, excluding net realized capital gains (losses) (4)	$ 8,544.8	$ 8,619.5	(1)%
Net realized capital gains (losses), net of taxes	86.5	(4.8)	nm*
Operating earnings	430.6	442.6	(3)%
Net income	562.6	437.8	29%

Per share results:
Operating earnings	$.98	$.96	2%
Net income	1.28	.95	35%

Weighted average common shares - diluted	439.6	461.6
*nm (not meaningful)

"Our first-quarter operating results reflect the impact of the significant actions we have taken to improve our performance, as demonstrated by the better-than-expected Commercial medical benefit ratio," said Ronald A. Williams, chairman and CEO.  "Lower medical costs for Aetna allow us to continue to invest in innovation and offer our customers greater value through more affordable products.

"As we continue to focus on performance improvement, challenges remain.  Economic pressures are still being felt by employers and consumers and are having an impact on enrollment and health care costs.  We remain focused on achieving operating excellence, meeting the needs of our customers and preparing for opportunities from changes in the market stemming from health care reform.  We are confident in our long-term future."

"We are working through the economic and other challenges from a position of strength as evidenced by our strong capital position, excellent operating cash flows and improved investment performance," said Joseph M. Zubretsky, executive vice president and CFO.  "Our first-quarter results reflect our initiatives to improve medical quality and cost as well as the impact of favorable prior-period reserve development.  We now project full-year 2010 operating earnings per share to be in the range of $2.75 to $2.85."

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Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:
●
Operating earnings of $460.1 million for the first quarter of 2010, compared with $469.4 million for the first quarter of 2009 reflecting lower Commercial underwriting margins and lower Insured membership in 2010.  This was largely offset by $143 million of favorable prior-period reserve development in 2010.

●
Revenues, excluding net realized capital gains (losses),(4) for the first quarter of 2010 decreased by 1 percent to $7.9 billion from $8.0 billion for the first quarter of 2009.  The decrease in revenues, excluding net realized capital gains (losses), was due primarily to a decrease in premium revenue as a result of a decline in Insured medical membership partially offset by higher premium rates.  Including net realized capital gains (losses), total revenue remained relatively flat at $7.9 billion.

●	Medical benefit ratios ("MBRs") for first-quarter 2010 and 2009 were as follows:

	2010	2009
Commercial	81.1%	81.7%
Medicare	87.0%	86.8%
Medicaid	85.9%	90.7%
Total	82.5%	83.0%

➢
Commercial medical costs include favorable development of prior-period health care cost estimates of $92 million ($60 million after tax) in 2010 and unfavorable development of prior-period health care cost estimates of $38 million ($25 million after tax) in 2009.  Excluding this development, the Commercial MBRs were 82.9 percent and 81.0 percent for the first quarter of 2010 and 2009, respectively (2).

➢
Medicare and Medicaid medical costs for the first quarter of 2010 include $38 million ($25 million after tax) and $13 million ($8 million after tax), respectively, of favorable development of prior-period health care cost estimates.  In the first quarter of 2009, there was a small amount of unfavorable development for Medicare and Medicaid.

●
Sequentially, first-quarter medical membership decreased by 226,000 to 18.688 million; pharmacy membership decreased by 603,000 to 10.410 million; and dental membership decreased by 108,000 to 13.953 million.

●	Net income of $561.9 million for the first quarter of 2010 compared with $463.6 million for the first quarter of 2009.

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Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
●
Operating earnings of $28.5 million for the first quarter of 2010, compared with $42.1 million for the first quarter of 2009, primarily due to lower gains on long-term care reserve transfers and unfavorable group life claim experience that was partially offset by higher net investment income.

●	Net income of $53.4 million for the first quarter of 2010, compared with $46.1 million for the first quarter of 2009 including the impact of net realized capital gains.
●
Revenues, excluding net realized capital gains,(4) for the first quarter of 2010 were $529.9 million, compared with $527.2 million for the first quarter of 2009.  Total revenue, which includes net realized capital gains, was $556.1 million in 2010 and $531.2 million in 2009.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
●	Operating earnings of $9.7 million for the first quarter of 2010, compared with $9.2 million for the first quarter of 2009.
●	Net income of $15.0 million for the first quarter of 2010, compared with $6.2 million for the first quarter of 2009.

Total company results
●
Revenues, excluding net realized capital gains (losses),(4) decreased 1 percent to $8.5 billion for the first quarter of 2010, compared with $8.6 billion for the first quarter of 2009.  The decrease primarily reflects lower Insured medical membership in 2010 compared to 2009, resulting in a decrease in health care premiums, partially offset by a 10 percent increase in net investment income in 2010.

●
Total Operating Expenses were $1.6 billion for the first quarter of 2010, $34.9 million higher than the first quarter of 2009.  The operating expense ratio (5) was 18.6 percent in 2010 and 18.0 percent in 2009.  Including net realized capital gains (losses) and litigation-related insurance proceeds, these percentages were 17.6 percent and 18.0 percent for 2010 and 2009, respectively.

●	Corporate Financing Interest Expense was $39.6 million after tax for the first quarter of 2010, compared with $39.9 million after tax for the first quarter of 2009.

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●	Net Income was $562.6 million for the first quarter of 2010, compared with $437.8 million for the first quarter of 2009.
●
Pre-tax Operating Margin (6) remained relatively flat at 8.7 percent for the first quarter of 2010, compared with 8.8 percent for the first quarter of 2009.  For the first quarter of 2010, the after-tax net income margin was 6.5 percent compared to 5.1 percent for 2009 reflecting higher net realized capital gains in 2010.

●	Share Repurchases totaled 7.2 million shares at a cost of $252.0 million in the first quarter of 2010.

Aetna’s conference call to discuss first quarter 2010 results will begin at 8:30 a.m. ET today.  The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 877-795-3610 or 719-325-4871 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 5410384. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 5410384. Telephone replays will be available from 11:00 a.m. ET on April 29, 2010 until midnight ET on May 13, 2010.

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About Aetna

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 36.1 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months
	Ended March 31,
(Millions)	2010	2009
Revenue:
Health care premiums	$ 6,895.1	$ 6,992.2
Other premiums	474.7	485.1
Fees and other revenue	899.8	893.0
Net investment income	275.2	249.2
Net realized capital gains (losses)	76.7	(4.8)
Total revenue	8,621.5	8,614.7

Benefits and expenses:
Health care costs	5,691.0	5,804.2
Current and future benefits	527.0	503.3
Operating expenses:
Selling expenses	321.5	322.5
General and administrative expenses	1,195.7	1,229.8
Total operating expenses	1,517.2	1,552.3
Interest expense	60.9	61.5
Amortization of other acquired intangible assets	24.4	24.5
Total benefits and expenses	7,820.5	7,945.8

Income before income taxes	801.0	668.9
Income taxes	238.4	231.1
Net income	$ 562.6	$ 437.8

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Summary of Results

	For the Three Months
	Ended March 31,
(Millions)	2010	2009	Change
Operating earnings, excluding prior-period development (2)	$ 337.4	$ 467.1	(28)%
Favorable (unfavorable) development of prior-period heath care cost estimates (2)	93.2	(24.5)
Operating earnings	430.6	442.6	(3)%
Litigation-related insurance proceeds	45.5	-
Net realized capital gains (losses)	86.5	(4.8)
Net income (GAAP measure)	$ 562.6	$ 437.8	29%

Weighted average common shares - basic	431.4	452.7

Weighted average common shares - diluted	439.6	461.6

Per Common Share
Operating earnings, excluding prior-period development (2)	$ .77	$ 1.01	(24)%
Favorable (unfavorable) development of prior-period heath care cost estimates (2)	.21	(.05)
Operating earnings	.98	.96	2%
Litigation-related insurance proceeds	.10	-
Net realized capital gains (losses)	.20	(.01)
Net income (GAAP measure)	$ 1.28	$ .95	35%

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Segment Information (7)

	For the Three Months
	Ended March 31,
(Millions)	2010	2009
Health Care:
Revenue, excluding net realized capital gains (losses)	$7,873.2	$7,952.3
Net realized capital gains (losses)	45.4	(5.8)
Total revenue (GAAP measure)	$7,918.6	$7,946.5

Commercial Medical Benefit Ratio:
Premiums	$5,143.4	$5,322.0
Health care costs (GAAP measure)	4,169.4	4,346.3
Favorable (unfavorable) development of prior-period heath care cost estimates (2)	92.5	(37.7)
Health care costs, excluding prior-period development (2)	$4,261.9	$4,308.6

Commercial MBR (GAAP measure)	81.1%	81.7%
Commercial MBR, excluding prior-period development (2)	82.9%	81.0%

Health Care:
Operating earnings	$460.1	$469.4
Litigation-related insurance proceeds	45.5	-
Net realized capital gains (losses)	56.3	(5.8)
Net income (GAAP measure)	$561.9	$463.6

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Segment Information continued (7)

	For the Three Months
	Ended March 31,
(Millions)	2010	2009
Group Insurance:
Revenue, excluding net realized capital gains	$ 529.9	$ 527.2
Net realized capital gains	26.2	4.0
Total revenue (GAAP measure)	$ 556.1	$ 531.2

Operating earnings	$ 28.5	$ 42.1
Net realized capital gains	24.9	4.0
Net income (GAAP measure)	$ 53.4	$ 46.1

Large Case Pensions:
Revenue, excluding net realized capital gains (losses)	$ 141.7	$ 40.0
Net realized capital gains (losses)	5.1	(3.0)
Total revenue (GAAP measure)	$ 146.8	$ 137.0

Operating earnings	$ 9.7	$ 9.2
Net realized capital gains (losses)	5.3	(3.0)
Net income (GAAP measure)	$ 15.0	$ 6.2

Total Company:
Revenue, excluding net realized capital gains (losses) (A)	$ 8,544.8	$ 8,619.5
Net realized capital gains (losses)	76.7	(4.8)
Total revenue (B) (GAAP measure)	$ 8,621.5	$ 8,614.7

Business segment operating expenses (C)	$ 1,543.9	$ 1,493.5
Corporate Financing segment operating expenses (8)	43.3	58.8
Operating expenses, including Corporate Financing segment (D)	1,587.2	1,552.3
Litigation-related insurance proceeds	(70.0)	-
Total operating expenses (E) (GAAP measure)	$ 1,517.2	$ 1,552.3

Operating Expenses Ratios:
Operating expense ratio (D)/(A)	18.6%	18.0%
Business segment operating expense ratio (C)/(A)	18.1%	17.3%
Total operating expense ratio (E)/(B) (GAAP measure)	17.6%	18.0%

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Membership

	March 31,	December 31,	March 31,
(Thousands)	2010	2009	2009
Medical Membership:
Commercial	17,176	17,435	17,716
Medicare	451	433	419
Medicaid	1,061	1,046	931
Total Medical Membership	18,688	18,914	19,066

Consumer-Directed Health Plans (9)	2,206	1,868	1,795

Dental Membership:
Commercial	12,381	12,302	12,854
Medicare & Medicaid	572	692	626
Network Access (10)	1,000	1,067	1,056
Total Dental Membership	13,953	14,061	14,536

Pharmacy Membership:
Commercial	8,921	9,728	9,997
Medicare PDP (stand-alone)	601	346	322
Medicare Advantage PDP	233	240	223
Medicaid	30	30	26
Total Pharmacy Benefit Management Services	9,785	10,344	10,568
Mail Order (11)	625	669	672
Total Pharmacy Membership	10,410	11,013	11,240

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Operating Margins

	For the Three Months
	Ended March 31,
(Millions)	2010	2009
Reconciliation to Income Before Income Taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$ 739.6	$ 759.7
Interest expense	(60.9)	(61.5)
Amortization of other acquired intangible assets	(24.4)	(24.5)
Litigation-related insurance proceeds	70.0	-
Net realized capital gains (losses)	76.7	(4.8)
Income before income taxes (GAAP measure)	$ 801.0	$ 668.9

Reconciliation to Net Income:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets, net of tax	$ 486.1	$ 498.4
Interest expense, net of tax	(39.6)	(39.9)
Amortization of other acquired intangible assets, net of tax	(15.9)	(15.9)
Litigation-related insurance proceeds, net of tax	45.5	-
Net realized capital gains (losses), net of tax	86.5	(4.8)
Net income (B) (GAAP measure)	$ 562.6	$ 437.8

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (losses) (C)	$ 8,544.8	$ 8,619.5
Net realized capital gains (losses)	76.7	(4.8)
Total revenue (D) (GAAP measure)	$ 8,621.5	$ 8,614.7

Operating and Net Income Margins:
Total Company - Pretax operating margin (A)/(C)	8.7%	8.8%
Total Company - After-tax net income margin (B)/(D) (GAAP measure)	6.5%	5.1%

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(1) Operating earnings exclude net realized capital gains and losses and other items, if any, from net income.  Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

The following items are excluded from operating earnings because we believe they neither relate to the ordinary course of our business nor reflect our underlying business performance:

➢
Following a Pennsylvania Supreme Court ruling in June 2009, we received $45.5 million ($70.0 million pretax) in April 2010 from one of our liability insurers related to certain litigation we settled in 2003.  We are continuing to litigate similar claims against certain of our other liability insurers.

➢
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 8 through 10 and 12 of this press release.

(2) Operating earnings, excluding prior-period development; operating earnings per share, excluding prior-period development; health care costs, excluding prior-period development; and medical benefit ratios, excluding prior-period development; each exclude the items noted in (1) above, if applicable, and any significant development of prior-period health care cost estimates.

(3) Projected operating earnings per share exclude any future net realized capital gains or losses and other items, if any, from net income.  Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income in any period.  Projected operating earnings per share also exclude any impact of health care reform except as set forth below and/or of future development of prior-period health care costs estimates, which Aetna is not able to project.  Projected operating earnings per share for the full year 2010 reflect our current projection for 2010 spending to prepare for health care reform, approximately 430 million weighted average diluted shares and the impact of favorable first quarter 2010 development of prior-period health care costs estimates.

(4) Revenue excludes net realized capital gains and losses as noted in (1) above.  Refer to tables on pages 9, 10 and 12 of this press release for a reconciliation of revenue excluding net realized capital gains and losses to revenue calculated under GAAP.

(5) The operating expense ratio excludes net realized capital gains and losses and other items, if any.  Refer to a reconciliation of this metric to the comparable GAAP measure on page 10 of this press release.

(6) In order to provide useful information regarding Aetna’s profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna’s pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pre-tax operating margin to assess Aetna’s performance, including performance versus competitors.

(7) Revenue and operating expense information is presented before income taxes.  Operating earnings, and operating earnings, excluding prior-period development information is presented net of income taxes.

(8) Our Corporate Financing segment is not a business segment.  It is added to our business segments to reconcile to our consolidated results.  The Corporate Financing segment includes interest expense on our outstanding debt and the financing components of our pension and other postretirement benefit plan expenses.

(9) Represents members in consumer-directed health plans included in Aetna’s Commercial medical membership.

(10) Represents members in products that allow these members access to Aetna’s dental provider network for a nominal fee.

(11) Represents members who purchased medications through our mail order pharmacy operations during the quarterly period and are included in pharmacy membership above.

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CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share and weighted average diluted shares.  Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, particularly the implementation of health care reform legislation. Health care reform will significantly impact our business operations and financial results, including our medical benefit ratios.  Components of the legislation will be phased in over the next eight years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform.  Many significant parts of the legislation require further guidance and clarification in the form of regulations.  As a result, many of the impacts of health care reform will not be known until those regulations are enacted, which we expect to occur over the next several years.  Other important risk factors include adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate); adverse changes in federal or state government policies or regulations as a result of health care reform or otherwise (including legislative measures that would affect our business model, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of the H1N1 flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve desired rate increases and/or profitable membership growth due to the slowing economy, regulatory restrictions and/or significant competition, especially in key geographic markets where membership is concentrated; adverse changes in size, product mix or medical cost experience of membership; adverse pricing or funding actions by federal or state government payors; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; managing CEO succession and retention of key executive talent; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the outcome of various litigation and regulatory matters, including the CMS review and sanctions, litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers; reputational issues arising from data security breaches or other means; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2009 Annual Report on Form 10-K on file with the Securities and Exchange Commission (“SEC”), and Aetna’s 2010 Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (Aetna’s “First Quarter 10-Q”), when filed with the SEC. You also should read Aetna’s First Quarter 10-Q, when filed with the SEC for a discussion of Aetna’s historical results of operations and financial condition.